Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS HIGHER NET INTEREST INCOME AND
MARGIN IN ITS FOURTH QUARTER EARNINGS, AND PREPAID HIGH COST BORROWINGS AND BRANCH "RIGHT-SIZING" TO ENHANCE FUTURE INCOME

WAYNE, NJ – January 27, 2016 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2015 of $4.7 million, or $0.01 per diluted common share as compared to the fourth quarter of 2014 earnings of $25.1 million, or $0.11 per diluted common share. The 2015 fourth quarter earnings included several infrequent items highlighted in the section below, including a previously disclosed $51.1 million loss on the extinguishment of higher cost debt.

Net income for the year ended December 31, 2015 was $103.0 million, or $0.42 per diluted common share, compared to 2014 earnings of $116.2 million, or $0.56 per diluted common share.
Key financial highlights for the fourth quarter:

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Acquisition of CNLBancshares, Inc.: On December 1, 2015, Valley completed its acquisition of CNLBancshares, Inc. ("CNL") and its wholly-owned subsidiary, CNLBank, headquartered in Orlando, Florida. CNL had approximately $1.6 billion in assets, $825 million in loans and $1.2 billion in deposits, after purchase accounting adjustments, and a branch network of 16 offices. The CNL acquisition increases Valley's Florida branch network to a total of 36 branches covering most major markets in central and southern Florida. The common shareholders of CNL received 0.705 of a share of Valley common stock for each CNL share they owned prior to the merger. The total consideration for the acquisition was approximately $230 million, consisting of 20.6 million shares of Valley common stock. The transaction generated approximately $110 million in goodwill and $19 million in core deposit intangible assets subject to amortization.

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Loss on Extinguishment of Debt: In late October 2015 and December 2015, Valley prepaid high cost borrowings mostly from the Federal Home Loan Bank of New York. The prepaid borrowings of $795 million and $50 million had contractual maturities in 2017 and 2018, respectively, and a total average cost of 3.72 percent. The settlement of such borrowings resulted in the recognition of pre-tax prepayment penalties totaling $51.1 million in the fourth quarter of 2015.

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Net Interest Income and Margin: Net interest income totaling $148.0 million for the three months ended December 31, 2015 increased $14.1 million and $19.4 million as compared to the third quarter of 2015 and fourth quarter of 2014, respectively. On a tax equivalent basis, our net interest margin increased 21 basis points to 3.30 percent in the fourth quarter of 2015 as compared

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

to 3.09 percent for the third quarter of 2015, and increased 10 basis points from 3.20 percent in the fourth quarter of 2014. The increase in both net interest income and margin from the third quarter of 2015 was largely due to the reduction in interest expense related to the aforementioned extinguishment of debt during the fourth quarter. See the "Net Interest Income and Margin" section below for more details.

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Loan Portfolio: Loans increased $1.0 billion to approximately $16.0 billion at December 31, 2015 from September 30, 2015 mainly due to $812.9 million in acquired loans from CNL that were outstanding at December 31, 2015. The remaining $213.4 million increase (5.7 percent on an annualized basis) was largely due to solid quarter over quarter organic growth in the total commercial real estate loans, automobile loans, and other consumer loans (primarily collateralized personal lines of credit), as well as purchased 1-4 family loans that are CRA eligible. During the fourth quarter of 2015, Valley sold approximately $50 million of fixed-rate residential mortgage loans originated for sale. See the "Loans and Deposits" section below for additional information.

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Asset Quality: Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $16.0 billion decreased to 0.55 percent at December 31, 2015 from 0.59 percent at September 30, 2015. Non-performing assets increased to $78.2 million at December 31, 2015 as compared to $76.5 million at September 30, 2015 due to a moderate increase in non-accrual loans and $2.2 million of OREO properties acquired from CNL. See further details under the "Credit Quality" section below.

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Provision for Credit Losses: During the fourth quarter of 2015, we recorded a provision for credit losses totaling $3.5 million as compared to $94 thousand for the third quarter of 2015 and $4.0 million for the fourth quarter of 2014. For the fourth quarter of 2015, we recognized net loan charge-offs of $1.8 million as compared to net recoveries of charge-offs totaling $1.7 million for the third quarter of 2015 and net charge-offs of $4.3 million for the fourth quarter of 2014. See the "Credit Quality" section below for more details on our provision and allowance for credit losses.

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Non-Interest Income: Non-interest income increased $3.1 million to $24.0 million for the three months ended December 31, 2015 from $20.9 million for the third quarter of 2015 mainly due to an increase of $3.4 million in net gains on sales of assets largely caused by net gains totaling $4.8 million on the sale of two branch offices in the fourth quarter of 2015. However, net gains on sales of assets declined $15.0 million to $2.9 million for the fourth quarter of 2015 as compared to $17.9 million for the fourth quarter of 2014. In the fourth quarter of 2014, we sold a Manhattan branch for a pre-tax gain of $17.8 million and entered into a long-term lease with an unrelated third party for a new nearby location. The 2015 fourth quarter net gains were also net of non-cash fixed asset impairment charges totaling $1.9 million related to branch closures. See the "Non-Interest Income" section below for additional information.

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Non-Interest Expense: Non-interest expense increased $66.2 million to $174.9 million for the fourth quarter of 2015 from $108.7 million for the third quarter of 2015 largely due to: (1) the debt prepayment penalties of $51.1 million, (2) a $7.9 million increase in the amortization of tax credit investments (primarily caused by additional purchases of such investments during the fourth quarter of 2015), (3) $2.6 million of additional lease obligation expense related to planned 2016 branch closures, (4) $850 thousand of employee severance expense due to cost reductions

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

and branch efficiencies, as well as (5) additional operating expenses (including merger charges) related to the CNL acquisition during the fourth quarter of 2015. Merger expenses related to our acquisition of CNL totaled approximately $1.5 million for the fourth quarter of 2015 and $1.8 million for the year ended December 31, 2015 (mostly within professional and legal fees). See the "Non-Interest Expense" section below for additional information.

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Income Tax Expense: During the fourth quarter of 2015, we recognized an income tax benefit of $11.0 million largely due to the reduction in pre-tax income related to the aforementioned prepayment penalties on long-term borrowings and an increase in tax credits. The income tax benefit was net of a $6.4 million charge mostly related to the effect of the CNL acquisition and the debt prepayment penalties on the valuation of our state deferred tax assets at December 31, 2015. See the "Income Tax Expense" section below for more information regarding our income tax benefit during the fourth quarter.

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Branch Efficiency and Cost Reduction Plans: In the second quarter of 2015, we announced a plan to close and consolidate 13 branch locations during the second half of 2015 based upon our continuous evaluation of customer delivery channel preferences, branch usage patterns, and other factors. During the fourth quarter, we closed the last 6 of the 13 branches for 2015 and finalized our selection of 15 more branches for closure by the end of 2016. Valley estimates that the 28 branch closure plan will result in an annualized reduction of approximately $10 million in ongoing operating expenses, of which 45 percent should be realized by the end of 2016. In addition to the branch closures, Valley commenced a cost reduction plan in the fourth quarter of 2015 aimed at achieving operational efficiencies through streamlining various aspects of Valley's business model, staff reductions and further utilization of technological enhancements. These measures are expected to save $5 million in pre-tax operating expenses starting in 2016 and are expected to increase to approximately $8 million in 2017. Valley will continue to monitor and enhance these plans as we work to "right size" the branch network and optimize our operations.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. Valley's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 12.02 percent, 9.72 percent, 7.90 percent and 9.01 percent, respectively, at December 31, 2015.

Gerald H. Lipkin, Chairman, President and CEO commented that, “While earnings were tempered by several infrequent charges, including costs related to the prepayment of high cost borrowings and the acquisition of CNL, our results for the fourth quarter of 2015 also reflected the positive impacts of such prepayments, solid loan growth and strong credit quality on our net interest income and margin, as well as income generated from the CNL acquisition since December 1st. As a result, net interest income increased $14.1 million during the fourth quarter as compared to the third quarter of 2015. As we look forward to 2016, we are optimistic about our ability to manage our margin in this challenging interest rate environment, while continuing to execute our Florida growth strategy, and Branch Efficiency and Cost Reduction Plans.”
Mr. Lipkin added, “In December 2015, we completed our acquisition of CNL, and further expanded our operations in some of the most attractive markets in Florida. The acquired branch network will allow us to service Florida's west coast markets of Naples, Bonita Springs, Fort Myers and Sarasota. We also added three offices in the Jacksonville area and expanded our presence in the Orlando market. Our

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

outlook for Florida remains very positive and we are focused on supporting growth in the region through other acquisitions or opportunities. Full systems integration of the CNL operations is expected to be completed in the latter part of the first quarter of 2016."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $150.1 million for the fourth quarter of 2015 increased $14.2 million and $19.5 million as compared to the third quarter of 2015 and fourth quarter of 2014, respectively. Interest income on a tax equivalent basis increased $11.0 million to $187.6 million for the fourth quarter of 2015 as compared to the third quarter of 2015 largely due to a $633.9 million increase in average loans caused by solid organic growth over the last six months and $825 million of acquired loans from CNL on December 1, 2015, as well as a 9 basis point increase in the yield on average loans. The increase in yield on average loans for the fourth quarter of 2015 as compared to the linked third quarter of 2015 was due, in part, to a $2.7 million increase in interest income from closed ("zero balance") purchased credit-impaired ("PCI") loan pools and a $2.5 million increase in fee income from derivative interest rate swaps executed with commercial lending customers to facilitate the risk management strategies of both Valley and the customers. Interest expense decreased $3.2 million to $37.5 million for the three months ended December 31, 2015. The decline in interest expense from the third quarter of 2015 was primarily driven by the aforementioned prepayment of certain high cost long-term borrowings, partially offset by a 6 basis point increase in the cost of average savings, NOW and money market deposits caused by higher brokered money market account balances which were used to partially fund the October prepayment, as well as the impact of $300 million in forward interest rate swaps that started in November 2015 with an average fixed rate of 2.71 percent. Although to a much lesser extent, interest expense related to interest-bearing deposits totaling $666 million assumed from CNL, after purchase accounting adjustments, also partially offset the reduction in interest expense from the prepaid borrowings.
The net interest margin on a tax equivalent basis was 3.30 percent for the fourth quarter of 2015, an increase of 21 basis points from 3.09 percent in the linked third quarter of 2015 and a 10 basis point increase from 3.20 percent for the three months ended December 31, 2014. The yield on average interest earning assets also increased by 11 basis points on a linked quarter basis. The higher yield was mainly a result of the aforementioned increase in the yield on average loans to 4.36 percent for the fourth quarter of 2015. This was largely caused by the combined increase of $5.2 million in periodic fee income from derivative interest rate swap transactions and income from zero-balance PCI loan pools. The $5.2 million increase represented approximately 13 basis points of the 4.36 percent yield on average loans for the fourth quarter of 2015, and 12 basis points of the 21 basis point increase in our net interest margin from the third quarter of 2015. The yield on average taxable investment securities also increased 8 basis point largely due to a lower premium amortization on residential mortgage-backed securities caused by a continued decline in principal repayment. The overall cost of average interest bearing liabilities decreased by 14 basis points from 1.26 percent in the linked third quarter of 2015 primarily due to a 10 basis point decline in the cost of average long-term borrowings as we prepaid the aforementioned borrowings totaling $845 million with an average cost of 3.72 percent primarily in late October 2015. Funding for the prepayment transactions was obtained from new sources consisting of brokered money market deposits and securities sold under agreements to repurchase (repos) totaling $500 million and $300 million, respectively. The new fixed rate instruments have a weighted average duration of approximately one year and an average interest cost of 0.56 percent. However, the aforementioned forward interest rate

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

swaps that hedge the cash flow changes in certain money market accounts starting in November 2015 offset a portion of the cost reductions realized from the funding sources for the prepaid borrowings. Our cost of total deposits totaled 0.44 percent for the fourth quarter of 2015 as compared to 0.41 percent for the three months ended September 30, 2015.
Our margin will likely continue to face downward pressure from relatively low levels of interest rates on most interest earning assets alternatives and further repayment of higher yielding interest earning assets. However, the increase in the U.S. prime rate driven by the Federal Reserve's 25 basis point increase in the targeted federal funds rate in December 2015, our aforementioned prepayment of high cost borrowings during late October and December 2015, additional borrowings of $182 million with an average cost of 4.69 percent maturing between March and April 2016, and other high cost borrowings maturing in 2018 through 2022 are anticipated to positively impact our future net income and margin.
Loans and Deposits
Loans. Loans increased $1.0 billion to approximately $16.0 billion at December 31, 2015 from September 30, 2015 mainly due to $812.9 million in acquired loans from CNL that were outstanding at December 31, 2015. The remaining $213.4 million increase (5.7 percent on an annualized basis) was largely due to solid quarter over quarter organic growth in the total commercial real estate, automobile, and other consumer loan portfolios, as well as residential mortgage loan growth mainly driven by purchased CRA loans (see further details below).
Total commercial and industrial loans increased $139.9 million from September 30, 2015 to approximately $2.5 billion at December 31, 2015 largely due to $134.8 million in loans acquired from CNL. The lack of organic commercial and industrial loan growth during the fourth quarter was largely due to significant market competition for quality, as well as some normal seasonal declines in loan demand from our customer base. Additionally, we continued to experience strong market competition for quality new and existing loan relationships during early stages of the first quarter of 2016.
Total commercial real estate loans (excluding construction loans) increased $464.0 million from September 30, 2015 to $7.4 billion at December 31, 2015 mostly due to $443.8 million in loans acquired from CNL. The remaining $20.2 million increase was the result of new loan origination volumes and demand from several types of borrowers, and was supplemented by our purchase of $9.0 million of participations in multi-family loans in both New Jersey and New York City. Our Florida commercial real estate loan portfolio, excluding the impact of CNL, remained relatively unchanged as compared to September 30, 2015 mostly due to new loan volumes being offset by loan repayments in the PCI loan portfolio. Construction loans totaling $754.9 million at December 31, 2015 increased $185.3 million from September 30, 2015 due, in part, to $102.7 million in loans acquired from CNL. The remaining increase of $82.6 million, or 58.0 percent on an annualized basis, during the fourth quarter was caused by solid loan demand mainly for multi-family and condominium property developments within both New Jersey and New York City, as well as increased loan advances potentially due to the favorable weather conditions in the Northeast region.
Total residential mortgage loans increased $131.3 million to approximately $3.1 billion at December 31, 2015 from September 30, 2015 due, in part, to $88.9 million in loans acquired from CNL. The remaining $42.4 million increase was mostly driven by the purchase of 1-4 family loans (which are mostly CRA eligible) totaling $110.1 million, partly offset by normal portfolio repayment activity and a lower amount

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

of Valley loan originations retained for investment purposes. During the fourth quarter of 2015, Valley sold approximately $50 million of (non-CRA qualifying) residential mortgage loans originated for sale.
Automobile loans increased by $19.6 million to $1.2 billion at December 31, 2015 as compared to September 30, 2015 as our new organic loan volumes continued to be solid due to the overall strength of the U.S. auto markets and continued positive production from our new Florida auto dealer network which contributed approximately $4.2 million in new loans for the fourth quarter of 2015. Valley has achieved its growth in the auto lending portfolio without participation in the subprime auto lending markets. Automobile loans acquired from CNL totaled only $465 thousand at December 31, 2015.
Home equity loans totaling $511.2 million at December 31, 2015 increased by $33.1 million as compared to September 30, 2015 due to $36.4 million in loans acquired from CNL. New organic home equity volumes continued to be weak during the fourth quarter, despite the low level of market interest rates. Other consumer loans increased $53.3 million to $442.0 million at December 31, 2015 as compared to September 30, 2015 mainly due to continued growth and customer usage of collateralized personal lines of credit, as well as $5.7 million of loans acquired from CNL.
Deposits. Total deposits increased $1.8 billion to approximately $16.3 billion at December 31, 2015 from September 30, 2015 largely due to $1.2 billion in deposits assumed from the CNL acquisition and $500 million of brokered money market accounts used to partially fund the aforementioned prepayment of long-term borrowings in late October 2015. Non-interest bearing deposits totaling $4.9 billion at December 31, 2015 also increased by $548.9 million from September 30, 2015 primarily due to $501.7 million in deposits assumed from CNL and normal fluctuations in both commercial and retail account activity. Valley’s savings, NOW and money market accounts totaling approximately $8.2 billion at December 31, 2015 increased $1.2 billion, or 17.2 percent as compared to September 30, 2015 due to $562.2 million in CNL deposits assumed, the aforementioned $500 million of brokered money market accounts and general increases in account balances. Time deposits increased by only $3.3 million to $3.2 billion at December 31, 2015 from September 30, 2015 despite approximately $103.9 million of time deposits assumed from CNL. The growth in time deposits due to deposits assumed from CNL was largely offset by the maturity of certain certificates of deposits generated from retail promotional campaigns in the fourth quarter of 2014.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At December 31, 2015, our PCI loan portfolio totaled $2.2 billion, or 14.0 percent of our total loan portfolio, and includes all of the acquired loans from CNL.
Total non-performing assets (NPAs), consisting of non-accrual loans, OREO, other repossessed assets and non-accrual debt securities totaled $78.2 million at December 31, 2015 compared to $76.5 million at September 30, 2015. The $1.7 million increase in NPAs from September 30, 2015 was mostly due to a $2.9 million increase in non-accrual loans caused primarily by one additional commercial real estate relationship, partially offset by a $1.1 million decrease in OREO at December 31, 2015. Our OREO, totaling $13.6 million at December 31, 2015, included $2.2 million in OREO acquired from CNL in the fourth quarter.

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $3.0 million to $26.1 million, or 0.16 percent of total loans, at December 31, 2015 as compared to $29.1 million, or 0.19 percent of total loans, at September 30, 2015. The decrease was due, in part, to a $2.0 million decrease in residential mortgage loans 90 days or more past due and moderate overall improvement in the 30 to 59 days and 60 to 89 days past due loan categories. Although we believe our overall credit quality metrics are strong and reflective of our solid underwriter standards at December 31, 2015, we can provide no assurances as to the future level of our loan delinquencies.
The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at December 31, 2015, September 30, 2015, and December 31, 2014:

	December 31, 2015		September 30, 2015		December 31, 2014
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$50,956	2.01%	$49,682	2.07%	$45,610	2.03%
Commercial real estate loans:
Commercial real estate	32,037	0.43%	29,950	0.43%	27,426	0.45%
Construction	15,969	2.12%	12,328	2.16%	15,414	2.89%
Total commercial real estate loans	48,006	0.59%	42,278	0.56%	42,840	0.64%
Residential mortgage loans	4,625	0.15%	4,579	0.15%	5,093	0.20%
Consumer loans:
Home equity	1,010	0.20%	1,127	0.24%	1,200	0.24%
Auto and other consumer	3,770	0.22%	3,311	0.21%	3,979	0.27%
Total consumer loans	4,780	0.22%	4,438	0.21%	5,179	0.27%
Unallocated	—	—	5,720	—	5,565	—

Total allowance for credit losses	108,367	0.68%	106,697	0.71%	104,287	0.77%
Allowance for credit losses as a %
of non-PCI loans		0.79%		0.79%		0.89%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $16.0 billion at December 31, 2015, had net loan charge-offs of $1.8 million for the fourth quarter of 2015 as compared to net recoveries of loan charge-offs of $1.7 million for the third quarter of 2015 and net charge-offs of $4.0 million for the fourth quarter of 2014, respectively. The quarter over quarter increase in net loan charge-offs was largely due to an increase in valuation write-downs on impaired commercial and industrial loans, as well as a moderate decline in recoveries of net charge-offs in this same loan category. Overall, net loan charge-offs decreased to $4.0 million for the year ended December 31, 2015 as compared to $14.7 million for the year ended December 31, 2014. During the fourth quarter of 2015, we recorded a provision for credit losses totaling $3.5 million as compared to $94 thousand for the third quarter of 2015 and $4.0 million for the fourth quarter of 2014.

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.68 percent at December 31, 2015 as compared to 0.71 percent and 0.77 percent at September 30, 2015 and December 31, 2014, respectively. At December 31, 2015, our allowance allocations for losses in most loan categories, except for home equity loans, increased as compared to September 30, 2015. As part of an ongoing evaluation process of developing the allowance for credit losses estimate, management continually evaluates and updates their assumptions based on the current economic environment and their own loss experience. During the fourth quarter of 2015, Valley refined and enhanced its assessment of the adequacy of the allowance for loan losses by extending the look-back period on the majority of its loan portfolios from three years to four years in order to capture more of the current economic cycle as it continues. Valley also enhanced its qualitative factor framework to capture the risks of several factors, including, but not limited to, the impact of changes in capitalization rates on collateral values, concentrations of multi-family and exculpated loans, the volume of loans serviced by third parties and the rate of growth in our real estate portfolios. These enhancements are meant to increase the level of precision in the allowance for credit losses. As a result, Valley will no longer have an “unallocated” segment in its allowance for credit losses, as the risks and uncertainties meant to be captured by the unallocated allowance have been included in the qualitative framework for the respective portfolios at December 31, 2015. As such, the unallocated allowance has in essence been reallocated to the certain portfolios based on the risks and uncertainties it was meant to capture.
Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $2.2 billion) was 0.79 percent at both December 31, 2015 and September 30, 2015. PCI loans, including all of the loans acquired from CNL during the fourth quarter of 2015, are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at December 31, 2015.
Non-Interest Income
Non-interest income increased $3.1 million to $24.0 million for the fourth quarter of 2015 from $20.9 million for the linked quarter ended September 30, 2015 largely due to an increase of $3.4 million in net gains on sales of assets largely caused by net gains totaling $4.8 million on the sale of two branch offices in the fourth quarter of 2015. The 2015 fourth quarter net gains were also net of non-cash fixed asset impairment charges totaling $1.9 million related to branch closures. Net gains on sales of loans decreased $803 thousand to $1.2 million for the three months ended December 31, 2015 as compared to the third quarter of 2015 partly due to the change in the mark to market adjustments related to loans held for sale carried at fair value. There were no other significant fluctuations within the non-interest income categories during the fourth quarter of 2015 as compared to the third quarter of 2015.
Non-Interest Expense
Non-interest expense increased $66.2 million to $174.9 million for the fourth quarter of 2015 as compared to $108.7 million for the third quarter of 2015 largely due to: (1) the debt prepayment penalties of $51.1 million, (2) a $7.9 million increase in the amortization of tax credit investments (primarily caused by additional purchases of such investments during the fourth quarter of 2015), (3) $2.6 million of additional lease obligation expense related to planned 2016 branch closures, (4) $850 thousand of employee severance expense due to cost reductions and branch efficiencies, as well as (5) additional operating expenses (including merger charges) related to the CNL acquisition during the fourth quarter of 2015. Merger expenses related to our acquisition of CNL totaled approximately $1.5 million for the fourth quarter of 2015 as compared to $231 thousand during the third quarter of 2015.

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

We do not expect a material amount of cost reductions from the consolidation of CNL's operations prior to the systems integration scheduled for late February 2016.
Income Tax Expense
We recognized an income tax benefit of $11.0 million for the three months ended December 31, 2015 as compared to income tax expense totaling $10.2 million and $7.8 million for the third quarter of 2015 and the fourth quarter of 2014, respectively. The decrease in income tax expense in the fourth quarter of 2015 compared to the third quarter of 2015 and fourth quarter of 2014 was primarily the result of: (1) lower pre-tax income largely caused by the borrowings prepayment penalties totaling $51.1 million, (2) an increase of $6.7 million in tax credits, partially offset by (3) a $6.4 million charge mostly caused by the effect of the CNL acquisition and the debt prepayment penalties on the valuation of our deferred tax assets.

For 2016, we anticipate that our effective tax rate will range from 27 percent to 30 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $21.6 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 227 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the U.S. economy, in particular in New Jersey, New York Metropolitan area (including Long Island) and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from the maturity, modification or prepayment of long-term borrowings that mature through 2022;

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

•	further prepayment penalties related to the early extinguishment of high cost borrowings;

•	less than expected cost savings in 2016 and 2017 from Valley's Branch Efficiency and Cost Reduction Plans;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

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cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

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our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	lower than expected cash flows from purchased credit-impaired loans;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

Valley National Bancorp (NYSE: VLY)
2015 Fourth Quarter Earnings
January 27, 2016

•
changes in accounting policies or accounting standards, including the potential issuance of new authoritative accounting guidance which may increase the required level of our allowance for credit losses;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the CNL merger in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to CNL integration matters might be greater than expected;

•	inability to retain customers and employees, including those of CNL;

•	lower than expected cash flows from purchased credit-impaired loans; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2015	2015	2014	2015	2014
FINANCIAL DATA:
Net interest income	$148,046	$133,960	$128,646	$550,269	$474,757
Net interest income - FTE (1)	150,080	135,900	130,618	558,135	482,690
Non-interest income	24,038	20,919	29,563	83,802	77,616
Non-interest expense	174,893	108,652	121,267	499,075	403,255
Income tax (benefit) expense	(10,987)	10,179	7,827	23,938	31,062
Net income	4,671	35,954	25,135	102,957	116,172
Dividends on preferred stock	1,796	2,017	—	3,813	—
Net income available to common stockholders	$2,875	$33,937	$25,135	$99,144	$116,172
Weighted average number of common shares outstanding:
Basic	239,916,562	232,737,953	221,471,635	234,405,909	205,716,293
Diluted	239,972,546	232,780,219	221,471,635	234,437,000	205,716,293
Per common share data:
Basic earnings	$0.01	$0.15	$0.11	$0.42	$0.56
Diluted earnings	0.01	0.15	0.11	0.42	0.56
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	$11.14	$10.48	$10.04	$11.14	$10.80
Closing stock price - low	9.67	9.05	9.21	9.05	9.21
FINANCIAL RATIOS:					`
Net interest margin	3.25%	3.05%	3.15%	3.16%	3.16%
Net interest margin - FTE (1)	3.30	3.09	3.20	3.20	3.21
Annualized return on average assets	0.09	0.74	0.55	0.53	0.69
Annualized return on average shareholders' equity	0.90	7.20	5.65	5.26	7.18
Annualized return on average tangible shareholders' equity (2)	1.29	10.36	8.26	7.66	10.26
Efficiency ratio (3)	101.63	70.15	76.65	78.71	73.00
AVERAGE BALANCE SHEET ITEMS:
Assets	$20,257,422	$19,520,165	$18,307,999	$19,438,055	$16,825,312
Interest earning assets	18,216,020	17,597,291	16,315,016	17,425,504	15,040,783
Loans	15,343,468	14,709,618	13,042,303	14,447,020	12,081,683
Interest bearing liabilities	13,368,128	12,947,242	12,319,782	12,907,347	11,315,340
Deposits	15,521,476	14,591,718	13,388,911	14,609,858	11,919,161
Shareholders' equity	2,069,084	1,997,369	1,780,334	1,958,757	1,618,965

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2015	2015	2014
Assets	$21,612,616	$19,571,532	$19,290,005	$18,980,010	$18,792,491
Total loans	16,043,107	15,016,814	14,480,294	13,734,461	13,473,913
Non-PCI loans	13,802,636	13,539,026	12,908,822	12,085,279	11,752,112
Deposits	16,253,551	14,499,863	14,331,031	14,216,743	14,034,116
Shareholders' equity	2,207,091	1,996,949	1,985,527	1,867,153	1,863,017

LOANS:
(In thousands)
Commercial and industrial	$2,540,491	$2,400,618	$2,372,031	$2,367,927	$2,251,111
Commercial real estate:
Commercial real estate	7,424,636	6,960,677	6,783,149	6,205,873	6,160,881
Construction	754,947	569,653	586,068	542,014	533,134
Total commercial real estate	8,179,583	7,530,330	7,369,217	6,747,887	6,694,015
Residential mortgage	3,130,541	2,999,262	2,704,081	2,648,011	2,576,372
Consumer:
Home equity	511,203	478,129	482,366	485,859	497,247
Automobile	1,239,313	1,219,758	1,198,064	1,162,963	1,144,831
Other consumer	441,976	388,717	354,535	321,814	310,337
Total consumer loans	2,192,492	2,086,604	2,034,965	1,970,636	1,952,415
Total loans	$16,043,107	$15,016,814	$14,480,294	$13,734,461	$13,473,913

CAPITAL RATIOS:
Book value	$8.26	$8.10	$8.06	$8.03	$8.03
Tangible book value (2)	5.36	5.48	5.43	5.40	5.38
Tangible common equity to tangible assets (2)	6.52%	6.73%	6.76%	6.83%	6.87%
Tier 1 leverage (4)	7.90	7.67	7.76	7.17	7.46
Tier 1 common capital ratio (4)	9.01	9.18	9.31	9.45	N/A
Risk-based capital - Tier 1(4)	9.72	9.93	10.07	9.45	9.73
Risk-based capital - Total Capital (4)	12.02	12.43	12.62	11.35	11.42

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2015	2015	2014	2015	2014
Beginning balance - Allowance for credit losses	$106,697	$104,887	$104,559	$104,287	$117,112
Loans charged-off:
Commercial and industrial	(2,825)	(1,124)	(916)	(7,928)	(12,722)
Commercial real estate	—	—	—	(1,864)	(4,894)
Construction	(10)	(40)	(2,767)	(926)	(4,576)
Residential mortgage	(314)	(111)	(489)	(813)	(1,004)
Consumer	(799)	(734)	(1,391)	(3,441)	(3,702)
Total loans charged-off	(3,948)	(2,009)	(5,563)	(14,972)	(26,898)
Charged-off loans recovered:
Commercial and industrial	1,646	2,550	720	7,233	6,874
Commercial real estate	73	535	279	846	2,198
Construction	—	1	—	913	912
Residential mortgage	26	151	4	421	248
Consumer	366	488	308	1,538	1,957
Total loans recovered	2,111	3,725	1,311	10,951	12,189
Net charge-offs	(1,837)	1,716	(4,252)	(4,021)	(14,709)
Provision for credit losses	3,507	94	3,980	8,101	1,884
Ending balance - Allowance for credit losses	$108,367	$106,697	$104,287	$108,367	$104,287
Components of allowance for credit losses:
Allowance for loans	$106,178	$104,551	$102,353	$106,178	$102,353
Allowance for unfunded letters of credit	2,189	2,146	1,934	2,189	1,934
Allowance for credit losses	$108,367	$106,697	$104,287	$108,367	$104,287
Components of provision for credit losses:
Provision for losses on loans	$3,464	$—	$4,167	$7,846	$3,445
Provision for unfunded letters of credit	43	94	(187)	255	(1,561)
Provision for credit losses	$3,507	$94	$3,980	$8,101	$1,884
Annualized ratio of total net charge-offs
to average loans	0.05%	(0.05)%	0.13%	0.03%	0.12%
Allowance for credit losses as
a % of non-PCI loans	0.79%	0.79%	0.89%	0.79%	0.89%
Allowance for credit losses as
a % of total loans	0.68%	0.71%	0.77%	0.68%	0.77%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY: (5)	December 31,	September 30,	December 31,
($ in thousands)	2015	2015	2014
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$3,920	$2,081	$1,630
Commercial real estate	2,684	2,950	8,938
Construction	1,876	4,707	448
Residential mortgage	6,681	5,617	6,200
Consumer	3,348	3,491	2,982
Total 30 to 59 days past due	18,509	18,846	20,198
60 to 89 days past due:
Commercial and industrial	524	1,996	1,102
Commercial real estate	—	1,415	113
Construction	2,799	—	—
Residential mortgage	1,626	1,977	3,575
Consumer	626	722	764
Total 60 to 89 days past due	5,575	6,110	5,554
90 or more days past due:
Commercial and industrial	213	224	226
Commercial real estate	131	245	49
Construction	—	—	3,988
Residential mortgage	1,504	3,468	1,063
Consumer	208	166	152
Total 90 or more days past due	2,056	4,103	5,478
Total accruing past due loans	$26,140	$29,059	$31,230
Non-accrual loans:
Commercial and industrial	$10,913	$12,845	$8,467
Commercial real estate	24,888	22,129	22,098
Construction	6,163	5,959	5,223
Residential mortgage	17,930	16,657	17,760
Consumer	2,206	1,634	2,209
Total non-accrual loans	62,100	59,224	55,757
Non-performing loans held for sale	—	—	7,130
Other real estate owned (6)	13,563	14,691	14,249
Other repossessed assets	437	369	1,232
Non-accrual debt securities (7)	2,142	2,182	4,729
Total non-performing assets ("NPAs")	$78,242	$76,466	$83,097
Performing troubled debt restructured loans	$77,627	$91,210	$97,743
Total non-accrual loans as a % of loans	0.39%	0.39%	0.41%
Total accruing past due and non-accrual loans
as a % of loans	0.55%	0.59%	0.65%
Non-performing purchased credit-impaired loans (8)	$38,625	$22,228	$47,713

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

NOTES TO SELECTED FINANCIAL DATA

	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2015	2015	2015	2015	2014
Tangible book value per common share:
Common shares outstanding	253,787,561	232,789,880	232,619,748	232,428,108	232,110,975
Shareholders' equity	$2,207,091	$1,996,949	$1,985,527	$1,867,153	$1,863,017
Less: Preferred Stock	(111,590)	(111,590)	(111,590)	—	—
Less: Goodwill and other intangible assets	(735,221)	(608,916)	(610,640)	(612,558)	(614,667)
Tangible shareholders' equity	$1,360,280	$1,276,443	$1,263,297	$1,254,595	$1,248,350
Tangible book value	$5.36	$5.48	$5.43	$5.40	$5.38
Tangible common equity to tangible assets:
Tangible shareholders' equity	$1,360,280	$1,276,443	$1,263,297	$1,254,595	$1,248,350
Total assets	$21,612,616	$19,571,532	$19,290,005	$18,980,010	$18,793,855
Less: Goodwill and other intangible assets	(735,221)	(608,916)	(610,640)	(612,558)	(614,667)
Tangible assets	$20,877,395	$18,962,616	$18,679,365	$18,367,452	$18,179,188
Tangible common equity to tangible assets	6.52%	6.73%	6.76%	6.83%	6.87%

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Annualized return on average tangible shareholders' equity:
Net income	$4,671	$35,954	$25,135	$102,957	$116,172
Average shareholders' equity	2,069,084	1,997,369	1,780,334	1,958,757	1,618,965
Less: Average goodwill and other intangible assets	(621,635)	(609,632)	(562,497)	(614,084)	(486,769)
Average tangible shareholders' equity	$1,447,449	$1,387,737	$1,217,837	$1,344,673	$1,132,196
Annualized return on average tangible
shareholders' equity	1.29%	10.36%	8.26%	7.66%	10.26%

(3)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(4)	The 2015 ratios reflect the new capital regulation changes required under the Basel III regulatory capital reform.
(5)
Past due loans and non-accrual loans exclude Purchased-Credit Impaired (PCI) loans. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(6)
Excludes OREO properties related to FDIC-assisted transactions totaling $5.0 million, $5.4 million and $9.2 million, at December 31, 2015, September 30, 2015 and December 31, 2014, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(7)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $610 thousand, $570 thousand and $621 thousand at December 31, 2015, September 30, 2015 and December 31, 2014, respectively) after recognition of all credit impairments.

(8)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2015	2014
	(Unaudited)
Assets
Cash and due from banks	$243,575	$462,569
Interest bearing deposits with banks	170,225	367,838
Investment securities:
Held to maturity (fair value of $1,621,039 at December 31, 2015 and $1,815,976 at December 31, 2014)	1,596,385	1,778,316
Available for sale	1,506,861	886,970
Trading securities	—	14,233
Total investment securities	3,103,246	2,679,519
Loans held for sale, at fair value	16,382	24,295
Loans	16,043,107	13,473,913
Less: Allowance for loan losses	(106,178)	(102,353)
Net loans	15,936,929	13,371,560
Premises and equipment, net	298,943	282,997
Bank owned life insurance	387,542	375,640
Accrued interest receivable	63,554	57,333
Due from customers on acceptances outstanding	1,185	4,197
Goodwill	686,339	575,892
Other intangible assets, net	48,882	38,775
Other assets	655,814	551,876
Total Assets	$21,612,616	$18,792,491
Liabilities
Deposits:
Non-interest bearing	$4,914,285	$4,235,515
Interest bearing:
Savings, NOW and money market	8,181,362	7,056,133
Time	3,157,904	2,742,468
Total deposits	16,253,551	14,034,116
Short-term borrowings	1,076,991	146,781
Long-term borrowings	1,810,728	2,525,044
Junior subordinated debentures issued to capital trusts	41,414	41,252
Bank acceptances outstanding	1,185	4,197
Accrued expenses and other liabilities	221,656	178,084
Total Liabilities	19,405,525	16,929,474
Shareholders’ Equity
Preferred stock, (no par value, authorized 30,000,000 shares; issued 4,600,000 shares at December 31, 2015)	111,590	—
Common stock, (no par value, authorized 332,023,233 shares; issued 253,787,561 shares at December 31, 2015 and 232,127,098 shares at December 31, 2014)	88,626	81,072
Surplus	1,927,399	1,693,752
Retained earnings	125,171	130,845
Accumulated other comprehensive loss	(45,695)	(42,495)
Treasury stock, at cost (16,123 common shares at December 31, 2014)	—	(157)
Total Shareholders’ Equity	2,207,091	1,863,017
Total Liabilities and Shareholders’ Equity	$21,612,616	$18,792,491

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Interest Income
Interest and fees on loans	$167,412	$157,141	$150,296	$633,199	$552,821
Interest and dividends on investment securities:
Taxable	12,737	12,148	15,159	52,050	62,458
Tax-exempt	3,768	3,593	3,650	14,568	14,683
Dividends	1,544	1,658	1,570	6,557	6,272
Interest on federal funds sold and other short-term investments	133	150	267	649	369
Total interest income	185,594	174,690	170,942	707,023	636,603
Interest Expense
Interest on deposits:
Savings, NOW and money market	7,331	5,587	6,000	24,824	19,671
Time	9,795	9,535	7,686	35,432	27,882
Interest on short-term borrowings	492	126	132	919	972
Interest on long-term borrowings and junior subordinated debentures	19,930	25,482	28,478	95,579	113,321
Total interest expense	37,548	40,730	42,296	156,754	161,846
Net Interest Income	148,046	133,960	128,646	550,269	474,757
Provision for credit losses	3,507	94	3,980	8,101	1,884
Net Interest Income After Provision for Credit Losses	144,539	133,866	124,666	542,168	472,873
Non-Interest Income
Trust and investment services	2,500	2,450	2,415	10,020	9,512
Insurance commissions	4,779	4,119	4,232	17,233	16,853
Service charges on deposit accounts	5,382	5,241	5,662	21,176	22,771
Gains on securities transactions, net	6	157	643	2,487	745
Fees from loan servicing	1,693	1,703	1,751	6,641	7,013
Gains on sales of loans, net	1,211	2,014	234	4,245	1,731
Gains (losses) on sales of assets, net	2,853	(558)	17,876	2,776	18,087
Bank owned life insurance	1,627	1,806	1,799	6,815	6,392
Change in FDIC loss-share receivable	54	(55)	(9,182)	(3,326)	(20,792)
Other	3,933	4,042	4,133	15,735	15,304
Total non-interest income	24,038	20,919	29,563	83,802	77,616
Non-Interest Expense
Salary and employee benefits expense	56,164	54,315	52,806	221,765	193,489
Net occupancy and equipment expense	24,663	21,526	18,784	90,521	74,492
FDIC insurance assessment	4,895	4,168	3,837	16,867	14,051
Amortization of other intangible assets	2,448	2,232	3,021	9,169	9,919
Professional and legal fees	6,902	4,643	5,188	18,945	16,859
Loss on extinguishment of debt	51,129	—	10,132	51,129	10,132
Amortization of tax credit investments	13,081	5,224	10,048	27,312	24,196
Advertising	159	732	1,852	4,251	4,666
Telecommunication expense	2,158	2,050	2,022	8,259	6,993
Other	13,294	13,762	13,577	50,857	48,458
Total non-interest expense	174,893	108,652	121,267	499,075	403,255
(Loss) Income Before Income Taxes	(6,316)	46,133	32,962	126,895	147,234
Income tax (benefit) expense	(10,987)	10,179	7,827	23,938	31,062
Net Income	4,671	35,954	25,135	102,957	116,172
Dividends on preferred stock	1,796	2,017	—	3,813	—
Net Income Available to Common Shareholders	$2,875	$33,937	$25,135	$99,144	$116,172
Earnings Per Common Share:
Basic	$0.01	$0.15	$0.11	$0.42	$0.56
Diluted	0.01	0.15	0.11	0.42	0.56
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.44
Weighted Average Number of Common Shares Outstanding:
Basic	239,916,562	232,737,953	221,471,635	234,405,909	205,716,293
Diluted	239,972,546	232,780,219	221,471,635	234,437,000	205,716,293

	VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$15,343,468	$167,417	4.36%	$14,709,618	$157,146	4.27%	$13,042,303	$150,302	4.61%
Taxable investments (3)	2,076,720	14,281	2.75%	2,070,806	13,806	2.67%	2,284,183	16,729	2.93%
Tax-exempt investments (1)(3)	552,471	5,797	4.20%	553,225	5,528	4.00%	543,005	5,616	4.14%
Federal funds sold and other
interest bearing deposits	243,361	133	0.22%	263,642	150	0.23%	445,525	267	0.24%
Total interest earning assets	18,216,020	187,628	4.12%	17,597,291	176,630	4.01%	16,315,016	172,914	4.24%
Other assets	2,041,402			1,922,874			1,992,983
Total assets	$20,257,422			$19,520,165			$18,307,999
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$7,724,927	$7,331	0.38%	$7,090,155	$5,587	0.32%	$6,799,900	$6,000	0.35%
Time deposits	3,154,781	9,795	1.24%	3,104,238	9,535	1.23%	2,515,621	7,686	1.22%
Short-term borrowings	417,097	492	0.47%	170,115	126	0.30%	169,396	132	0.31%
Long-term borrowings (4)	2,071,323	19,930	3.85%	2,582,734	25,482	3.95%	2,834,865	28,478	4.02%
Total interest bearing liabilities	13,368,128	37,548	1.12%	12,947,242	40,730	1.26%	12,319,782	42,296	1.37%
Non-interest bearing deposits	4,641,768			4,397,325			4,073,390
Other liabilities	178,442			178,229			134,493
Shareholders' equity	2,069,084			1,997,369			1,780,334
Total liabilities and shareholders' equity	$20,257,422			$19,520,165			$18,307,999
Net interest income/interest rate spread (5)		$150,080	3.00%		$135,900	2.75%		$130,618	2.87%
Tax equivalent adjustment		(2,034)			(1,940)			(1,972)
Net interest income, as reported		$148,046			$133,960			$128,646
Net interest margin (6)			3.25%			3.05%			3.15%
Tax equivalent effect			0.05%			0.04%			0.05%
Net interest margin on a fully tax equivalent basis (6)			3.30%			3.09%			3.20%
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(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.